EXHIBIT 99.1

GAINSCO ANNOUNCES RECAPITALIZATION

     DALLAS, Texas, August 27, 2004 — GAINSCO, INC. (OTCBB:GNAC) announced today that it has entered into agreements with the holders of its Preferred Stock allowing for a recapitalization of the Company, which is expected to permit the Company to pursue long-term business plans without the significant burden of Preferred Stock redemptions due to begin in approximately 16 months. After all of the transactions are completed, the Company expects to have (i) retired all of its Series B and C Preferred Stock and approximately 43% of its Series A Preferred Stock, with the mandatory redemption of the remaining Series A shares (which has been called for redemption in January 2006) extended until 2011, (ii) received cash proceeds (after payments for Series C Preferred Stock, but before the payment of transaction costs) of approximately $5.3 million, and (iii) increased the number of shares of Common Stock outstanding from approximately 21 million to approximately 61 million. The transactions are subject to shareholder and regulatory approvals and are expected to close in late 2004.

     “The proposed recapitalization transaction addresses the Company’s capital issues and enables the Company to move forward in pursuit of a long-term, diversified, multi-state growth plan in its personal automobile insurance business. We plan to be in communication with our current shareholders, as soon as practicable, to seek their approval of these transactions,” said Glenn W. Anderson, GAINSCO’s president and chief executive officer.

     The recapitalization agreements are with Goff Moore Strategic Partners, L.P. (“GMSP”), the holder of the Company’s Series A and Series C Preferred Stock and approximately 5% of the outstanding Common Stock, Robert W. Stallings, non-executive Chairman of the Board and holder of the Company’s Series B Preferred Stock, and First Western Capital, LLC, a limited liability company owned by James R. Reis, an independent investor and a consultant to a GAINSCO subsidiary. John C. Goff and Hugh M. Balloch are managing principals of GMSP and are currently designees of GMSP on the Company’s Board of Directors. Mr. Reis is the retired Vice-Chairman and co-founder with Mr. Stallings of ING Pilgrim Capital Corporation.

Recapitalization Details

     In the recapitalization, of the 31,620 shares of Series A Preferred Stock held by GMSP called in 2001 for redemption on January 1, 2006 at a redemption price of approximately $31.6 million, 13,500 shares (redemption value of $13.5 million) would be exchanged for approximately 19.1 million shares of Common Stock. The remaining 18,120 shares (redemption value of approximately $18.1 million) of Series A Preferred Stock would become redeemable at the option of the holders on January 1, 2011, and would be entitled to receive cash dividends at the rate of 6% per annum until January 1, 2006 and 10% per annum thereafter until redemption. The remaining Series A Preferred Stock would remain

THE GAINSCO COMPANIES
1445 Ross Avenue, Suite 5300 Dallas, Texas 75202
214.647.0415 Fax 214.647.0430

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convertible into approximately 3.6 million shares of Common Stock at $5.10 per share, entitled to vote on an as-converted basis, and would remain redeemable at the option of the Company commencing June 30, 2005. GAINSCO would receive an option to purchase all of the Series C Preferred Stock from GMSP, which GAINSCO expects to exercise as part of the recapitalization for approximately $3.4 million from the proceeds of the sale of Common Stock described below. The expiration date of GMSP’s Series B Warrant to purchase Common Stock for $2.5875 per share would be extended to January 1, 2011. GMSP’s Series A Warrant to purchase Common Stock is expected to expire per its terms on October 4, 2004. In addition, the investment management agreements between GAINSCO and GMSP would be terminated.

     Mr. Stallings would invest cash and exchange all of the Series B Preferred Stock to acquire approximately 13.5 million shares of Common Stock under terms of a stock investment agreement. The Series B Preferred Stock would be valued at approximately $3.4 million and the cash investment would be approximately $4.7 million giving a total indicated value of approximately $8.1 million, or $0.60 per share, for the shares of Common Stock. First Western would invest approximately $4.0 million to acquire approximately 6.7 million shares of Common Stock at a price of $0.60 per share.

Proposed Management Arrangements

     Also subject to shareholder approval, GAINSCO has entered into employment agreements with Mr. Stallings, who would become executive Chairman of the Board, and Mr. Reis, who would become Executive Vice President, and has modified the employment agreement of Glenn W. Anderson, the Company’s president and chief executive officer. Messrs. Anderson, Goff and Stallings are expected to remain as directors of the Company following the closing of the transactions.

Approval; Conditions to Consummation

     The Board approved the recapitalization following the recommendation of a special Board committee of independent, non-interested directors. The special committee and the Board received an opinion from an independent investment banking firm as to the fairness, from a financial point of view, of the consideration received in the recapitalization to the holders of GAINSCO’s Common Stock other than those holders affiliated with the investors.

     The consummation of the recapitalization is subject to various conditions contained in the transaction documents, including the approval by the holders of a majority of the outstanding stock (other than shares held by interested shareholders) voting on the transaction. The transactions are expected to be completed in late 2004, with the exact timing dependent on the completion of necessary Securities and Exchange Commission filings and regulatory approvals.

     The transaction agreements prohibit GAINSCO from actively soliciting other possible transactions while the transactions are pending. However, the transaction agreements allow GAINSCO to respond to unsolicited bona fide transaction proposals and, subject to certain prescribed procedures and conditions (including payment of termination fees aggregating $700,000), to terminate the agreements to accept a superior proposal.

THE GAINSCO COMPANIES
1445 Ross Avenue, Suite 5300 Dallas, Texas 75202
214.647.0415 Fax 214.647.0430

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Additional Information and Where to Find It

     The proposed transaction will be submitted to GAINSCO’s shareholders for their consideration, and GAINSCO will file with the SEC a proxy statement to be used to solicit shareholder approval of the proposed transaction, as well as other relevant documents concerning the proposed transaction. GAINSCO shareholders are urged to read the proxy statement regarding the proposed transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the proxy statement, as well as other filings containing information about GAINSCO, at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement and the SEC filings that will be incorporated by reference in the proxy statement will also be provided to GAINSCO shareholders, without charge, by directing a request to: GAINSCO, INC., 1445 Ross Avenue, Suite 5300, Dallas, Texas 75202, Attention: Investor Relations, or by telephone at (214) 647-0415 or by email to ir@gainsco.com.

Participants in the Solicitation

     GAINSCO and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from GAINSCO shareholders in favor of the transaction. Information concerning persons who may be deemed participants in the solicitation of GAINSCO shareholders under the rules of the SEC will be set forth in the proxy statement when it is filed with the SEC.

About GAINSCO

     GAINSCO is a Dallas, Texas-based holding company. GAINSCO’s nonstandard personal automobile insurance products are distributed primarily through retail agents in Florida, Texas and Arizona. Its primary insurance subsidiaries are General Agents Insurance Company of America, Inc. and MGA Insurance Company, Inc., both of which are currently rated “B-” (Fair), with a stable outlook, by A.M. Best.

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     Statements made in this release that are qualified with words such as “will,” “expect,” “expects,” “expected,” “allow,” “plan to be,” etc., are forward-looking statements. Investors are cautioned that important factors, representing certain risks and uncertainties, could cause actual events to differ materially from those contained in the forward-looking statements. Please refer to the Company’s recent SEC filings for further information regarding factors that could affect the Company’s results.

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Release Date: Company Contacts:	Friday, August 27, 2004 — FOR IMMEDIATE RELEASE
Scott A. Marek, Asst. Vice President-Investor Relations 214.647.0427
Richard M. Buxton, Senior Vice President 214.647.0428
Email address: ir@gainsco.com
Website: www.gainsco.com

THE GAINSCO COMPANIES
1445 Ross Avenue, Suite 5300 Dallas, Texas 75202
214.647.0415 Fax 214.647.0430